Exhibit 99.1

Press Release	Source: Think Partnership Inc.

Think Partnership Acquires Web Diversity

Company Expands its Paid Search Management and

Organic Search Business in Europe and into Asia

NORTHBROOK, Ill.—(BUSINESS WIRE)—May 1, 2006—Think Partnership Inc. (the “Company”) (AMEX: THK - News) today announced that it has successfully closed the acquisition of Web Diversity Limited, a leading paid search management and organic search company. Headquartered in London, Web Diversity plans to open an office in Hong Kong next month.

The Company purchased all of the outstanding capital stock of Web Diversity from Jim Banks for $1 million in cash, plus 500,000 unregistered shares of the Company’s common stock. These shares will be subject to partial forfeiture in the event that Web Diversity’s highest pre-tax earnings during any four consecutive calendar quarters during the three years following the closing are less than $1 million. Mr. Banks may also receive a cash earnout payment of up to $2 million based on the aggregate pre-tax earnings of Web Diversity during the three years following the closing. The Company also issued to certain employees of Web Diversity, including Mr. Banks, warrants to purchase an aggregate of up to 90,000 shares of the Company’s common stock at a minimum exercise price of $3.50 per share. The Company will also make a $500,000 cash infusion into Web Diversity to assist its expansion into Hong Kong.

Jim Banks and Simon Worsfold-Gregg will continue to manage Web Diversity following the closing.

Web Diversity CEO Jim Banks, stated, “We are delighted to join Think Partnership. Things are still buoyant in the paid search arena and to be able to offer a more integrated online marketing solution to current and future clients offers a market-leading proposition. Having met a lot of the other principals of the THK partner companies we feel the marketing and technology offered by the group will be the envy of competitors. We are excited to be able to look at the Far East and to opening our office in Hong Kong in the near future and continuing to build on our already strong relationship with our suppliers, including Google and Yahoo, with the support of THK senior management. We look forward to adding value to the company moving forward.”

Think Partnership Chief Executive Officer Gerard M. Jacobs, stated, “Jim Banks, Simon Worsfold-Gregg and their talented team at Web Diversity were identified by search marketing expert Mike Grehan of our MarketSmart Interactive subsidiary as the perfect fit to work with Mike to expand our international paid and organic search marketing presence both in Europe and Asia. These are high integrity, high energy, high intelligence people who will make it happen for Think Partnership overseas, and Ben Jennings, Scott Mitchell and I are excited to have them join us.”

Think Partnership Inc. is based in Northbrook, Ill. and provides online and off-line marketing, advertising, public relations, branding, and shopping evaluation services; search engine optimization and marketing services, opt-in email marketing, and pay-per-click campaign management; online dating; web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access; software for affiliate marketing and affiliate marketing services; online education; and marketing to expectant parents. See www.thinkpartnership.com for more information.

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s report on Form 10-KSB for the year ended Dec. 31, 2005. The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements.

Contact:

For Think Partnership Inc.:
Xavier Hermosillo, (310) 832-2999,
Sr. Vice President for Corporate Communications and Investor Relations

Xavier@thinkpartnership.com